EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AQUABOUNTY TECHNOLOGIES, INC.

AQUABOUNTY TECHNOLOGIES, INC., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”) hereby certifies that:

1. The name of the Corporation is AquaBounty Technologies, Inc.

2. The date of filing of the Corporation’s original Certificate of Incorporation was December 17, 1991.

3. The Amended and Restated Certificate of Incorporation of the Corporation as provided in Exhibit A hereto was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

4. Pursuant to Section 245 of the Delaware General Corporation Law, approval of the stockholders of the Corporation has been obtained.

5. The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated by reference.

IN WITNESS WHEREOF, the undersigned have signed this certificate this 14th day of March 2006, and hereby affirm and acknowledge under penalty of perjury that the filing of this Amended and Restated Certificate of Incorporation is the act and deed of AquaBounty Technologies, Inc.

Effective as of March 17, 2006.

AQUABOUNTY TECHNOLOGIES, INC.:

/s/ Elliot Entis
Elliot Entis President

ATTEST:

/s/ Richard John Clothier
Name: Richard John Clothier Title: Chairman

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AQUABOUNTY TECHNOLOGIES, INC.

1. The name of this corporation is AquaBounty Technologies, Inc. (the “Corporation”).

2. The address, including street, number, city and county of the registered officer of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the county of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

4. (a) The Corporation is authorized to issue two (2) classes of stock to be designated Common Stock and Preferred Stock. The Corporation is authorized to issue Two Hundred Million (200,000,000) shares of Common Stock, with a par value of One Tenth of One Cent ($0.001) per share, and Forty Million (40,000,000) shares of Preferred Stock, with a par value of One Cent ($0.01) per share.

(b) The Preferred Stock may be issued in any number of series, as determined by the Corporation’s board of directors (the “Board of Directors”). The Board of Directors is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(i) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(ii) the voting powers, if any, and whether such voting powers are full or limited in such series;

(iii) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(iv) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(v) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

EXHIBIT A

(vi) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

(vii) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(viii) the provisions, if any, of a sinking fund applicable to such series; and

(ix) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

(c) So long as the Corporation’s Common Stock is listed for trading on AIM, a market operated by the London Stock Exchange in the United Kingdom (“AIM”), save as otherwise approved by a resolution passed by at least 75% of the voters having voting power present in person or represented by proxy at any duly noticed and convened meeting of stockholders and subject to the exceptions set forth below, the Corporation shall not sell its shares of Common Stock to any person for cash unless it shall first have made an offer to each holder of Common Stock to sell to him on the same or more favorable terms a proportion of those shares which is as nearly as practical equal to the proportion in nominal value of shares held by him on the record date for any such sale of the aggregate of all such shares, but subject to such exclusions or other arrangements as the Board of Directors may deem necessary, appropriate or expedient in their exclusive discretion to deal with fractional entitlements or legal or practical problems under the laws of or the requirements of any regulatory authority or stock exchange in any jurisdiction (these exclusions shall include, without limitation, the exclusion from any pre-emptive offer of any US Persons (as defined by Securities Act of 1933, as amended); provided, however, that these pre-emption rights shall not apply with respect to:

(i) the sale for cash of any Common Shares which when aggregated with all other such sales in the relevant calendar year do not exceed 10% of the outstanding Common Shares as of the first day of the relevant calendar year;

(ii) options or shares previously or to be granted to employees, officers, directors, consultants, contractors or advisors under, and the issuance of shares pursuant to benefits granted under, the Corporation’s AquaBounty 2006 Equity Incentive Plan or any stock option or incentive plan heretofore or hereafter adopted by the Corporation;

(iii) shares issued upon exercise of any current outstanding warrants or options or upon conversion of any convertible preferred stock;

EXHIBIT A

(iv) shares issued upon exercise of any warrants granted in connection with business transactions of the Corporation in the ordinary course (including, without limitation, to lessors, financial institutions, vendors and research and development joint venture partners);

(v) shares issued as a dividend or distribution payable in shares of Common Stock pro rata to all shareholders;

(vi) shares issued upon any subdivision or combination or reclassification of shares of Common Stock; and

(vii) shares issued for or in connection with the purchase or acquisition of the stock, business or assets of one or more other persons, or in connection with a merger of the Corporation with or into one or more other persons or any similar business combination or acquisition.

The provisions of this Section 4(c) shall cease to apply as soon as any securities of the Corporation become listed on any stock exchange outside of the United Kingdom.

(d) The Corporation shall nor issue, redeem or repurchase any shares of Common Stock or Preferred Stock, except an issuance of shares of Common Stock pursuant to the Corporation’s stock option or incentive plans as described in Section 4(c)(ii), without first obtaining (a) the affirmative vote of the holders of 65 percent of the shares of Common Stock represented (in person or by proxy) at a meeting of the stockholders duly called and held. or (b) the written consent of the holders of 65 percent of the Common Stock then outstanding.

5. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

(a) (i) The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in accordance with the Bylaws of the Corporation.

(ii) Notwithstanding the foregoing provisions of this Section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(iii) The Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of a majority of the Common Stock.

(iv) Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. No decrease in the number of Directors constituting the Board will shorten the term of an incumbent Director.

EXHIBIT A

(b) (i) As of the effective date of the listing of the Corporation’s Common Stock on AIM (the “Initial Public Offering”), the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of a majority of the voting power of all of the then-outstanding shares of the Corporation with the right to vote on such matters. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

(ii) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(iii) Following the closing of the Initial Public Offering, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

(iv) Special meetings of the stockholders of the Corporation (i) may be called by the Chairman of the Board of Directors or the Chief Executive Officer, and (ii) shall be called by the Chief Executive Officer or Secretary at the request in writing of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such written request is made by the Board of Directors) or the holders of not less than a majority of the outstanding Common Stock.

(v) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

(c) (i) The Board of Directors of the Corporation shall not declare or pay a dividend or other cash distribution upon the shares of capital stock of the Corporation without first obtaining (a) the affirmative vote of the holders of 65 percent of the shares of Common Stock represented (in person or by proxy) at a meeting of the .stockholders duly called and held, or (b) the written consent of the holders of 65 percent of the shares of Common Stock then outstanding.

(ii) The Corporation shall not incur Indebtedness, other than Indebtedness incurred to provide working capital for use in the ordinary course of business of the Corporation or its subsidiaries, without first obtaining (a) the affirmative vote of the holders of 65 percent of the shares of Common Stock represented (in person or by proxy) at a meeting of the stockholders duly called and held, or (b) the written consent of the holders of 65 percent of the Common Stock then outstanding. For the purposes of this Section, “Indebtedness” shall mean obligations for borrowed money in the nature of borrowings (including, without limitation, bonds, debentures, notes and sale and leaseback arrangements), but excluding, for the avoidance of doubt, trade or other accounts payable.

EXHIBIT A

6. (a) To the fullest extent permitted by the DGCL or any other laws presently or hereinafter in effect, directors of the corporation shall have no personal liability to the corporation or its stockholders for monetary damages for or with respect to any acts or omissions in the performance of such persons duties as a director of the corporation, except to the extent now or hereafter required by law.

(b) Each person who is or was or had agreed to become a director or officer of the corporation, or each such person who is or was serving or who had agreed to serve at the request of the board of directors or an officer of the corporation as an employee or agent of the corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the corporation to the full extent permitted by the DGCL or any other applicable laws as presently or hereafter in effect. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this paragraph shall be deemed to be a contract between the corporation and each person referred to herein.

(c) No amendment to or repeal of the provisions of this Section 6 shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such person occurring prior to such amendment.

7. From the date of an IPO, subject to subsection (q) of this Section 7, for so long as the Corporation has any shares of its capital stock listed on the London Stock Exchange or AIM in the United Kingdom (or any successor to either of them), the following provisions shall be in effect:

(a) In subsections (b) through (q) of this Section 7, the following words and expressions have the meanings set forth below:

“AIM” means a market operated by the London Stock Exchange;

“acting in concert” means actively co-operating, pursuant to an agreement or understanding (whether formal or informal), through the acquisition of securities of the Corporation, to obtain or consolidate Control (as defined below) of the Corporation;

“beneficial ownership” means, with respect to a security, sole or shared voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose, or to direct the disposition of, such security), whether direct or indirect, and whether through any contract, arrangement, understanding, relationship, or otherwise;

“Control” means a holding or aggregate holdings of securities representing 30% or more of the Voting Rights of the Corporation, irrespective of whether the holding or holdings gives de facto control;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“interest” in a person means beneficial ownership of any securities of such person;

EXHIBIT A

“Offer” means a written offer made in accordance with subsections (b) and (d) through (h) of this Section 7 and may, subject to subsections (b) and (d) through (h), include an offer to consummate a takeover, merger or consolidation transaction, however effected, including a reverse takeover, partial offer, tender offer, Court scheme or offer by a parent company for stock in its subsidiary;

“Offeror” has the meaning given to it in subsection (b) of this Section 7 and includes persons wherever organised or resident;

“Offer period” means the period from the time when an announcement is made of a proposed or possible Offer (with or without terms) until the first closing date or, if later, the date when the Offer becomes or is declared unconditional as to acceptances or lapses. An announcement that a holding, or aggregate holdings, of stock carrying 30% or more of the Voting Rights of the Corporation is for sale or that the Board of Directors is seeking potential offers to acquire Control of the Corporation will be treated as the announcement of a possible Offer for purposes of determining the applicable Offer Period;

“person” means any individual, firm, partnership, association, corporation or other entity;

“public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Reuters, Bloomberg or comparable national or international news service or in a document filed by the Company with AIM (if the Corporation’s shares are listed on AIM at such time) or the Securities and Exchange Commission pursuant to the Exchange Act (if the Company is then a U.S. Reporting Company) or furnished to all stockholders;

“US Reporting Company” means a person with class of equity securities registered under the Exchange Act, as amended; and

“Voting Rights” means the votes represented by the issued and outstanding securities of the Corporation that give their holders the right to vote at meetings of stockholders.

(b) When:

(i) any person acquires, whether by a series of transactions over a period of time or not, securities which (taken together with securities held or acquired by persons acting in concert with such person) represent 30% or more of the Voting Rights; or

(ii) any person that, together with persons acting in concert with such person, holds not less than 30% but not more than 50% of the Voting Rights acquires, together with persons acting in concert with such person, in any period of 12 months, additional securities, then such person and, if applicable, each person acting in concert with such person (collectively “the Offeror”) shall extend an Offer, on the basis set out in subsections (d) through (h) of this Section 7, to the holders of all issued and outstanding capital stock of the Corporation. Offers for different classes of capital stock must be comparable.

EXHIBIT A

(c) The taking of an option to acquire securities will be deemed to constitute the acquisition of securities giving rise to the obligation to make an Offer under subsection (b) of this Section 7 where the relationship and arrangements between the parties concerned is such that effective Control of the Corporation has passed to the taker of the option. The acquisition of Voting Rights, or general control of them, as distinct from the associated securities, itself will be deemed to be an acquisition of the associated securities.

(d) Each member of a group of persons acting in concert that constitutes an Offeror will have a joint and several obligation to extend an Offer.

(e) In respect of any Offer(s) made under subsection (b) of this Section 7:

(i) such Offer(s) must be conditional only upon the Offeror having received acceptances in respect of securities which, together with securities acquired or agreed to be acquired before or during the Offer, will result in the Offeror holding securities representing more than 50% of the Voting Rights; and

(ii) no acquisition of securities which would give rise to the obligation to make an Offer under subsection (b) of this Section 7 may be made if the making or implementation of such Offer would or might be dependent on the passing of a resolution at any meeting of stockholders of the Offeror or upon any other condition, consent or arrangement.

(f) An Offer must be unconditional if the Offeror holds securities representing more than 50% of the Voting Rights before the Offer is made.

(g) An Offer must, in respect of each class of capital stock, be in cash (or be accompanied by a cash alternative) at not less than the highest price paid by the Offeror for capital stock of that class during the Offer period and within 12 months prior to its commencement. The cash offer or the cash alternative must remain open after the Offer has become or is declared unconditional as to acceptances for not less than 14 days after the date on which it would otherwise have expired. An Offer must be made in writing and publicly disclosed, and must be open for acceptance for a period of not less than 30 days.

(h) When capital stock of the Corporation has been acquired for consideration other than cash, the Offer must nevertheless be in cash or be accompanied by a cash alternative of at least equal value, which value must be determined by an independent valuation.

(i) In calculating the price paid for capital stock of the Corporation, stamp duty and broker’s commission, if any, shall be excluded.

(j) If capital stock of the Corporation has been acquired in exchange for listed securities, the price paid for such capital stock will be established by reference to the closing price of such listed securities on the applicable market on the date of such acquisition.

(k) If Common Stock of the Corporation is listed on AIM and has been acquired by the conversion or exercise (as applicable) of convertible securities, warrants, options or other subscription rights, the price paid for such common stock will normally be established by reference to the middle market price of such common stock on AIM at the close of business

EXHIBIT A

on the day on which the relevant exercise or conversion notice was submitted. If, however, the convertible securities, warrants, options or subscription rights were acquired during the Offer period or within 12 months prior to its commencement, they will be treated as if they were purchases of the underlying common stock at a price equal to the sum of the purchase price of such convertible securities, warrants, options or other subscription rights plus the relevant conversion or exercise price paid (or if such convertible securities, warrants, options or other subscription rights have not yet been converted or exercised, the maximum conversion or exercise price payable under the relevant conversion or exercise terms).

(l) In the event that any Director of the Corporation (or any of his or her affiliates) sells stock to a purchaser as a result of which the purchaser is required to make an Offer under subsection (b) of this Section, such Director must ensure that as a condition of the sale the purchaser undertakes to fulfil its obligations under subsection (b) of this Section 7. In addition, subject to subsection (p) of this Section 7, such Director shall not resign from the Board of Directors until the first closing date of the Offer or the date when the Offer becomes or is declared wholly unconditional, whichever is the later.

(m) No Offeror or nominee of an Offeror may be appointed to the Board of Directors, nor may an Offeror exercise the Voting Rights represented by the securities of the Corporation held by such Offeror, until public disclosure of the Offer has been made.

(n) If an issue of new securities by the Corporation as consideration for an acquisition or a cash subscription would otherwise result in an obligation to make an Offer under subsection (b) of this Section 7, the obligation may be waived by an independent vote of the stockholders not affiliated or acting in concert with the allottees of the new securities. The requirement for an Offer under subsection (b) of this Section 7 may also be waived by the consent of the holders of a majority of the Voting Rights of those persons who are not the proposed allottee(s) of the relevant new securities (nor affiliated or acting in concert with such proposed allottee(s)). If an underwriter incurs an obligation under subsection (b) of this Section 7 unexpectedly, for example as a result of an inability to complete a distribution of securities of the Corporation, this obligation may be waived by the consent of the holders of a majority of the Voting Rights of those persons who are not the underwriter(s) (nor affiliated or acting in concert with such underwriter(s)).

(o) If an Offeror shall fail to comply with subsection (b) and (e) through (h) of this Section 7, or shall fail to comply with such Offeror’s obligations under the Offer, and shall persist in such failure after written notice from the Corporation to such person or persons, the Board of Directors may:

(i) make an award for costs against the Offeror;

(ii) direct that the Offeror shall not be entitled to exercise any Voting Rights; or

(iii) direct that no dividends shall be paid in respect of all or any of the capital stock of the Corporation held by the Offeror.

EXHIBIT A

The restrictions in subsection (o)(ii) and (o)(iii) above may be lifted at the discretion of the Board of Directors, and shall be lifted when (i) the capital stock subject to such restrictions is proved to the reasonable satisfaction of the Board of Directors to have been sold to a new beneficial owner that is not affiliated or acting in concert with the Offeror, (ii) such capital stock has been sold pursuant to an Offer made to all holders of capital stock of the Corporation on terms which do not differentiate between such holders or (iii) the provisions of this Section 7 relating to the Offer or, as the case may be, the Offeror’s obligations under the Offer, have been complied with in full.

(p) If a Director is affiliated with an Offeror, he or she shall forthwith vacate his or her office if his or her resignation is requested by notice tendered at a meeting of the Board by all other Directors who are not so affiliated. For purposes hereof, like notices signed by each such Director shall be effective as a single notice signed by all such Directors.

(q) The provisions of subsections (a) through (p) of this Section 7 shall cease to apply as soon as any securities of the Corporation become listed on any stock exchange outside the United Kingdom.

8. (a) The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in subsection (b) of this Section 8, and all rights conferred upon the stockholders herein are granted subject to this reservation.

(b) Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, following the Initial Public Offering the affirmative vote of a majority of the voting power of all of the then-outstanding shares of the Common Stock, voting together as a single class, shall be required to alter, amend or repeal Sections 5, 6, 7 and 8 (other than any amendment of such Sections in connection with a restatement of the Certificate of Incorporation). Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of 65 percent of the voting power of all the then-outstanding shares of the Common Stock, voting together as a single class, shall be required to alter, amend or repeal Section 4(a), Section 4(d), Section 5(a)(i) or Section 5(c).